RESTATED

                            ARTICLES OF INCORPORATION
                                       OF
                          SPRINT-FLORIDA, INCORPORATED


         Sprint-Florida, Incorporated, whose Articles of Incorporation were filed by the Florida Department of State under the name of United Telephone Company of Florida, does hereby amend and restate its Articles of Incorporation by filing the following Restated Articles of Incorporation, pursuant to Section
607.1007 of the Florida Business Corporation Act. The Restated Articles of Incorporation change the name of the Corporation from United Telephone Company of Florida to Sprint-Florida, Incorporated.
                                ARTICLE I - NAME
         The name of this Corporation shall be:
                          SPRINT-FLORIDA, INCORPORATED.
                         ARTICLE II - PLACE OF BUSINESS
         The principal place of business of this Corporation shall be Apopka, Orange County, Florida, but it may establish offices and agencies in any place or places in or out of the State of Florida.
                    ARTICLE III - PURPOSE AND GENERAL POWERS
     The general purpose of this Corporation shall be the transaction of any or all lawful business for which corporations may be incorporated under the Florida Business Corporation Act, as amended (hereinafter referred to as the "Act"). This Corporation shall have all the powers enumerated in the Act and all such powers as are not specifically prohibited to corporations for profit under the laws of the State of Florida.
                           ARTICLE IV - CAPITAL STOCK
         (a) Amount and Designation - The aggregate number of shares which this Corporation shall have authority to issue is 16,000,000 shares of common stock having a par value of $2.50 per share, which shall be designated "Common Stock."
         (b) Voting Rights of Stockholders - At each meeting of the stockholders, every holder of Common Stock shall be entitled to cast one vote, on each matter on which stockholders of record shall be entitled to vote, for each share of such stock standing in such holder's name on the record books of the Corporation on the record date fixed for the determination of stockholders entitled to vote at such meeting. Such holders shall vote together on all such matters and not by classes or series, except when and as may be otherwise required by law or these Articles of Incorporation.
         (c) Payment for Common Stock - All or any of the Common Stock of the Corporation, if sold, may be paid for in cash, but may also be paid for in property, labor or services at a just valuation to be fixed by the Board of Directors at a meeting called for that purpose. Property, labor or services may also be purchased or paid for with Common Stock at a just valuation of such property, labor or services, to be fixed by the Board of Directors of the Corporation at a meeting called for such purpose. In no event shall such just valuation be less than par value.

         (d) No Preemptive Rights - No holders of shares of any class of the capital stock of the Corporation shall have as a matter of right any preemptive or preferential right to subscribe for, purchase, receive or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock of the Corporation.
                                ARTICLE V - TERM
         This Corporation shall have perpetual existence.
                    ARTICLE VI - REGISTERED  OFFICE AND AGENT
     The street address of the registered office of the Corporation shall be 555 Lake Border Drive, Apopka, Florida 32703, and the registered agent of the Corporation at such address shall be JERRY M. JOHNS. The Corporation may change its registered agent or the location of its registered office, from time to time, without amendment to these Restated Articles of Incorporation.
                             ARTICLE VII - BUSINESS
         The business of this Corporation shall be conducted by the Board of Directors and by the following officers: Chairman of the Board, President, one or more Vice Presidents, Secretary, Treasurer, and Controller. The Board of Directors shall consist of not less than five nor more than eleven persons. The number of directors may be changed from time to time through the bylaws, but shall never be less than five. More than one office may be held by one and the same person. The Board of Directors may appoint an Executive Committee and such other committees and officers of the Corporation, having such powers, duties and terms of office as such Board of Directors may deem advisable, and as may be provided by the bylaws of the Corporation.
                            ARTICLE VIII - AMENDMENT
         This Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.
                                   CERTIFICATE
         The foregoing Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation in accordance with the Act on November 12, 1996, and by the holder of the shares of common stock, being the sole shares entitled to vote thereon, on December 10, 1996, and the number of votes cast for the foregoing Restated Articles of Incorporation was sufficient for approval by such holder of common stock.
                  IN WITNESS WHEREOF, the undersigned does hereby make and file these restated articles of incorporation declaring and certifying that the facts stated herein are true and hereby subscribes thereto and hereunto sets his hand and seal this 20 day of December, 1996.

STATE OF FLORIDA                 )
COUNTY OF ORANGE                 )
         The foregoing instrument was acknowledged before me this 16th day of December, 1996, by Jerry M. Johns, who is personally known to me.

                                     /s/ Pamela Campbell
                                     Notary Public - State of Florida
                                       9